Exhibit 10.6

IKANOS COMMUNICATIONS, INC.

NOTICE OF GRANT OF STOCK OPTION AND STOCK OPTION AGREEMENT

Ikanos Communications Inc. (the “Company”), hereby grants an option (“Option”) to purchase shares of its common stock (the “Shares”) to the optionee named below (“Optionee”) on the terms and conditions set forth in this Notice of Grant of Stock Option. The Option is granted outside of any plan of the Company and is made as an inducement to the Optionee to accept new employment with the Company in accordance with the terms and conditions of an offer letter dated May 31, 2012 (the “Offer Letter”):

Name:                    Omid Tahernia

Grant Number:            3

Date of Grant:                March 23, 2015

Vesting Commencement Date:    March 23, 2015

Exercise Price per Share:        $2.80

Number of Shares Granted:        168,000

Type of Option:            Non-Qualified Stock Option

Term/Expiration Date:        One Day Prior to Seventh Anniversary of Date of Grant

Vesting Schedule:

With respect to 120,000 shares subject to the Option (“Time-Based Option Shares”), such Shares shall vest monthly over thirty-six months from the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date, subject to Optionee continuing to be an employee of the Company through each such date, such that all 120,000 Shares shall have completely vested on the three-year anniversary of the Vesting Commencement Date, unless that date falls on a nonbusiness date, in which case the next business date shall apply.

With respect to the remaining 48,000 Shares subject to the Option (“Performance-Based Option Shares”), (i) 24,000 shares begin vesting when the average closing stock price of the Company’s common stock on the Nasdaq Stock Market over any period of twenty (20) consecutive trading days reaches $8.20; and (ii) the remaining 24,000 shares begin vesting when the average closing stock price of the Company’s common stock on the Nasdaq Stock Market over any period of twenty (20) consecutive trading days reaches $12.30. The Performance-Based Option Shares will vest in equal quarterly installments over the one year period after the respective stock price target is achieved, subject to Optionee’s continued employment. For example, if the average closing stock price equals or exceeds $8.20/share for twenty (20) consecutive trading days, then

Exhibit 10.6

the first tranche of 24,000 shares will vest over the following one year period, because the stock price had equaled or exceeded the first price target. In the event of a Change of Control (as defined in the Offer Letter), the stock price performance targets (if not previously achieved), will be evaluated against the Change of Control deal price. To the extent that the deal price is equal to or in excess of either of the stock price targets, the corresponding tranche of the Performance-Based Option Shares will fully vest upon the close of the Change of Control. If the deal price is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon the close of the Change of Control based on the ratio of (x) the excess of the deal price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the close of the Change of Control. For example, if the exercise price is $7.00 per share, and the deal price is $7.50 per share, 50/120 of the 24,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 24,000 shares subject to the $12.30 stock price target tranche will vest. If the deal price is less than $5.74 per share, each tranche will terminate as of the close of the Change of Control.

Notwithstanding the foregoing, in the event the Company terminates Optionee’s employment without Cause (as defined in the Offer Letter), or Optionee terminates employment for Good Reason (as defined in the Offer Letter), then subject to Optionee’s execution and nonrevocation of a release (in accordance with the requirements described in the Offer Letter), the following acceleration of vesting shall apply:

(A) The vesting of the Option shall accelerate with respect to that number of Time-Based Option Shares that would have vested during the period through and including the quarterly installment vesting date that falls on (if the termination date is a quarterly installment vesting date), or the first such date that falls after (if the termination date is not a quarterly installment vesting date), the anniversary of Optionee’s termination date.

(B) If either or both of the above stock price targets ($8.20/$12.30) for the Performance-Based Option Shares have been achieved prior to the date on which Optionee’s employment terminates, the respective tranche(s) of Performance-Based Option Shares will fully vest upon the date of termination. If the average closing price of the Company’s common stock over the twenty (20) consecutive trading day period ending on (and including) the date of termination (or ending on the last trading day before the termination date if Optionee is terminated on a Saturday, Sunday, or holiday) (the “Closing Price”) is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon the date of termination based on the ratio of (x) the excess of the Closing Price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the date of termination. For example, if the exercise price is $7.00 per share, and the Closing Price is $7.50 per share, 50/120 of the 24,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 24,000 shares subject to the $12.30 stock price target tranche will vest. If the Closing Price is less than $5.74 per share, each tranche will terminate as of the date of termination.

Exhibit 10.6

(C) If the Company terminates Optionee’s employment without Cause, or Optionee terminates employment for Good Reason, within ninety (90) days prior to, or on or within twelve (12) months following, a Change of Control , then in lieu of the provisions set forth in the preceding clauses (A) and (B), the Time-Based Option Shares will become fully vested upon such termination, and if such termination occurs within ninety (90) days prior to the Change of Control, the vesting of the Performance-Based Option Shares will be subject to accelerated vesting as described above based on the Change of Control “deal price” as if Optionee were still employed through the close of the Change of Control. In addition, if such termination occurs within ninety (90) days prior to the Change of Control, the portion of the Option shares which would otherwise have been forfeited upon such termination but for the occurrence of a Change of Control within such ninety (90) day period after termination shall not be forfeited until it is determined whether they are subject to accelerated vesting by reason of the occurrence of a Change of Control within such subsequent ninety (90) day period, and the period to exercise the Option with respect to any such shares that do become vested by reason of the occurrence of such Change of Control shall not expire until three months after the close of such Change of Control (but in no event later than the expiration date of the Option), notwithstanding any contrary provision of the Agreement (as defined below), but subject to Section 19(c) of the Agreement.

Notwithstanding the foregoing, the Performance-Based Option Shares with respect to which the stock price targets have not been met prior to the Change of Control, and which do not vest upon the Change of Control based upon the deal price, as described in this Notice of Grant of Stock Option, shall not be subject to accelerated vesting pursuant to Section 19 of the Agreement, even if not assumed or substituted pursuant to the transaction.

By Optionee’s signature below, Optionee agrees that this Option is granted under and governed by this Notice of Grant of Stock Option and the Terms and Conditions of the Stock Option (the “Agreement”), attached hereto as Appendix A, which is made a part of this document.

The Company’s current periodic filings with the U.S. Securities and Exchange Commission are available on the Company’s website SEC Filings web link located at: http://www.ikanos.com/investor/investor-overview/, or by request from Stock Administration. Optionee hereby agrees that the Agreement and all other documents made available to Optionee on the Company’s website are deemed to be delivered to Optionee.

Submitted by:                        Accepted by:

OPTIONEE:                        IKANOS COMMUNICATIONS, INC.

/s/ Omid Tahernia                    /s/ George Pavlov
Signature
By:     George Pavlov

Omid Tahernia                     Its:     Chairman, Compensation Committee

Exhibit 10.6

APPENDIX A

TERMS AND CONDITIONS OF THE STOCK OPTION

1.Grant of Option. The Company hereby grants to Optionee an Option to purchase the number of Shares specified in the Notice of Grant, subject to all of the terms and conditions in this Agreement.

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be treated as a non-qualified stock option.

2.Vesting Schedule. Subject to Section 3, the Option will vest in the Optionee according to the vesting schedule set forth on the attached Notice of Grant of Stock Option, subject to the Optionee continuing to be an employee of the Company through each applicable vesting date.

3.Termination of Option.

(a)General. Notwithstanding any contrary provision of this Agreement, if Optionee ceases to be an employee of the Company for any or no reason, the then-unvested portion of the Option awarded by this Agreement will terminate and Optionee will have no further rights thereunder. The Optionee (or, if applicable, the Optionee’s personal representative, designated beneficiary, estate or the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution) shall have the period set forth in this Agreement to exercise the Option to the extent vested as of the date Optionee ceases to be an employee of the Company. This Option may be exercised only within the following terms, as applicable (but in no event may the Option be exercised later than the expiration of the term of the Option as set forth in the Notice of Grant of Stock Option) and may be exercised during such terms, as applicable, only in accordance with the terms of this Agreement. To the extent not exercised within such terms, the Option will terminate and Optionee will have no further rights thereunder.

(i)Termination of Relationship as a Service Provider. If Optionee ceases to be a Service Provider (as defined below), other than upon Optionee’s death or Disability (as defined below), the vested portion of the Option will remain exercisable for three (3) months following Optionee’s termination.

(ii)Disability of Participant. If Optionee ceases to be a Service Provider as a result of Optionee’s Disability, the vested portion of the Option will remain exercisable for twelve (12) months following Optionee’s termination.

(iii)Death of Participant. If Optionee dies while a Service Provider, the vested portion of the Option will remain exercisable for twelve (12) months following Optionee’s death by Optionee’s designated beneficiary, provided such beneficiary has

Exhibit 10.6

been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by Optionee, then the Option may be exercised by the personal representative of Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution.

(b)Definitions. For purposes of this Agreement, the following definitions apply:

(i)“Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.

(ii)“Service Provider” means service as an employee, director or consultant of the Company or its Parent or Subsidiary, as defined for purposes of this Agreement in Sections 424 (e) and (f), respectively, of the Code, whether now or hereafter existing. Unless the Administrator provides otherwise, vesting of the Option will be suspended during any unpaid leave of absence in excess of 30 days. A termination of Service will not be deemed to occur upon (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent or any Subsidiary.

4.Exercise of Option.

(a)Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice of Grant of Stock Option and the applicable provisions of this Agreement.

(b)Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in such other form and manner as determined by the Administrator, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of this Agreement. The Exercise Notice will be completed by Optionee and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable withholding taxes. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.

5.Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Optionee:

(a)cash;

Exhibit 10.6

(b)check;

(c)consideration received by the Company under a formal cashless exercise program implemented by the Company in connection with the Option;

(d)surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by Optionee and not subject to a substantial risk of forfeiture for more than six (6) months on the date of surrender, if required by the Administrator (as defined below) to avoid adverse accounting consequences (as determined by the Administrator); and (ii) have a Fair Market Value (as defined below) on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

(e)such other consideration and method of payment for the issuance of Shares to the extent permitted by the Administrator and applicable laws.

For purposes of this Agreement, “Fair Market Value” means, as of any date, the value of the common stock of the Company determined as follows:

(i)If the common stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of common stock will be the mean between the high bid and low asked prices for the common stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the common stock, the Fair Market Value will be determined in good faith by the Administrator.

6.Tax Obligations.

(a)Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Optionee to satisfy such tax withholding obligation, in

Exhibit 10.6

whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

7.Rights as Stockholder. Neither Optionee nor any person claiming under or through Optionee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Optionee.

8.No Effect on Service. Optionee acknowledges and agrees that the vesting of the Option pursuant to Section 3 hereof is earned only by Optionee continuing to be an employee through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Optionee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Optionee’s continuation as an employee for the vesting period, for any period, or at all, and will not interfere with the Optionee’s right or the right of the Company to terminate Optionee’s status as an employee at any time, with or without cause.

9.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Plan Administrator at Ikanos Communications, Inc., 47669 Fremont Blvd., Fremont, CA 94538, or at such other address as the Company may hereafter designate in writing.

10.Grant is Not Transferable. Except to the limited extent permitted in the event of the Optionee’s death, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.Additional Conditions to Issuance of Stock; Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free

Exhibit 10.6

of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any applicable law or securities exchange and to obtain any required consent or approval of any governmental authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained. As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

13.Agreement Governs. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Offer Letter, the provisions of this Agreement will govern.

14.Administrator Authority. The Compensation Committee of the Board of Directors of the Company (the “Administrator”) will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not and to what extent the Option has vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Optionee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to this Agreement.

15.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

16.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Optionee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

18.Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the

Exhibit 10.6

Northern District of California, and no other courts, where this Award is made and/or to be performed.

19.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that the Administrator (in its sole discretion) determines an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option, then the Administrator shall, in such manner as it may deem equitable, adjust the number, class and Exercise Price of the Shares covered by the Option.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for Optionee to have the right to exercise the Option, to the extent applicable, until ten (10) days prior to such transaction as to all of the Shares covered hereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent the Option has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control. In the event of a merger or Change in Control (as defined, for purposes of this Section 19(c), in the Company’s Amended and Restated 2004 Equity Incentive Plan as of the date hereof), the Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option, Optionee shall fully vest in and have the right to exercise the Option as to all of the Shares, including Shares as to which the Option would not otherwise be vested or exercisable. If the Option is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify Optionee in writing or electronically that the Option shall be exercisable, to the extent vested, for a period from the date of such notice as the Administrator may determine, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or Change in Control, the Option confers the right to purchase, for each Share subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its

Exhibit 10.6

Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or Change in Control. Notwithstanding the foregoing, the Performance-Based Option Shares with respect to which the applicable stock price targets have not been met prior to a Change in Control, and which do not vest upon the Change in Control based upon the deal price, as described in the Notice of Grant of Stock Option, shall not be subject to accelerated vesting pursuant to this Section 19(c), even if not assumed or substituted pursuant to the transaction.

Exhibit 10.6

EXHIBIT A

IKANOS COMMUNICATIONS, INC.

EXERCISE NOTICE

Ikanos Communications, Inc.
47669 Fremont Blvd.
Fremont, CA 94538

Attention: Stock Administrator

1.Exercise of Option. Effective as of today, _______, _______, the undersigned (“Optionee”) hereby elects to purchase ________ shares (the “Shares”) of the Common Stock of Ikanos Communications, Inc. (the “Company”) under and pursuant to the Notice of Grant of Stock Option and Stock Option Agreement having a Date of Grant of ___________ (the “Agreement”).

2.Delivery of Payment. Optionee herewith delivers to the Company the full purchase price for the Shares and any required withholding taxes to be paid in connection with the exercise of the Option.

3.Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Agreement and agrees to abide by and be bound by their terms and conditions.

4.Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Option Shares, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 19 of the Agreement.

5.Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6.Entire Agreement; Governing Law. The Agreement is incorporated herein by reference. This Exercise Notice and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not

Exhibit 10.6

be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:                        Accepted by:

OPTIONEE:                        IKANOS COMMUNICATIONS, INC.

Signature
By:

Omid Tahernia                     Its:

Date Received: